Exhibit 10.13

SEVENTH AMENDMENT

TO ENERGY PARTNERS, LTD.

CHANGE OF CONTROL SEVERANCE PLAN

The Energy Partners, Ltd. Change of Control Severance Plan, effective as of May 24, 2005, and as amended by the certain First, Second, Third, Fourth, Fifth and Sixth Amendments thereto (the “Plan”), is hereby amended as follows:

1.	Sections 5(d) and 5(e) shall be amended to include a multiple of 2.99 to read as follows:
(d)	For purposes of subsection (a) above, a Participant's ‘Designated Multiple' shall be 1.0, 1.5, 2.0, 2.5 or 2.99 as the Committee may designate with respect to such Participant.
(e)

For purposes of subsection (c) above, a Participant's ‘Designated Period' shall be (x) 12 months, if such Participant's Designated Multiple is 1.0, and (y) 18 months, if such Participant's Designated Multiple is 1.5, 2.0, 2.5 or 2.99.

2.	Section 9 is amended by deleting the date “November 1, 2013” in the second sentence and substituting therefor the date “November 1, 2015” to read as follows:

The Board may amend, alter, suspend, discontinue, or terminate the Plan without the consent of shareholders of the Company or Participants; provided,  however, that no amendment, alteration, suspension, discontinuation, or termination of the Plan shall be permitted after a Change of Control of the Company which would adversely affect a Participant’s right to benefits in connection with that Change of Control. Notwithstanding the foregoing, prior to November 1, 2015, no amendment or termination of the Plan is permitted that would remove a Participant from the Plan or that would adversely affect a Participant's rights to benefits under the Plan; provided, however, that if the Board and/or Committee determines in good faith that (x) a transaction, including, without limitation, an exchange offer, recapitalization or bankruptcy, would constitute a Change of Control and (y) such transaction's treatment as a Change of Control is not consistent with fulfilling the objectives of the Plan, then the Board and/or Committee may amend the Plan in order to modify the definition of ‘Change of Control' in a manner consistent with such good faith determination.

Duly adopted effective as of the 5th day of November, 2013.

EPL Oil & Gas, Inc.

BY: /s/David Cedro

David Cedro

Senior Vice President